As filed with the Securities and Exchange Commission on February 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Guardant Health, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-4139254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3100 Hanover Street Palo Alto, California	94304
(Address of Principal Executive Offices)	(Zip Code)

2018 Incentive Award Plan

2018 Employee Stock Purchase Plan

(Full Title of the Plan)

John Saia

Chief Legal Officer and Corporate Secretary

3100 Hanover Street

Palo Alto, California, 94304

(855) 698-8887

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Thorpe, Esq.

Elena Vespoli, Esq.

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

One Bush Plaza

Suite 1200

San Francisco, California 94104

Tel: (415) 978-9803

Fax: (415) 978-9806

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an aggregate of an additional 4,795,700 shares of common stock of the Registrant issuable under the following employee benefit plans for which registration statements (File Nos. 333-227762, 333-236807, 333-253733, 333-263105, 333-270241 and 333-277312) of the Registrant on Form S-8 (the “Registration Statements”) are effective: (i) the Guardant Health, Inc. 2018 Incentive Award Plan which, as a result of the operation of an automatic annual increase provision therein, added 3,689,000 shares of common stock and (ii) the Guardant Health, Inc. 2018 Employee Stock Purchase Plan which, as a result of the operation of an automatic annual increase provision therein, added 1,106,700 shares of common stock.

INCORPORATION BY REFERENCE OF CONTENTS OF REGISTRATION STATEMENTS ON

FORM S-8

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 filed with the Commission on October 10, 2018 (File No.  333-227762), March 2, 2020 (File No. 333-236807), March  1, 2021 (File No. 333-253733), February  28, 2022 (File No. 333-263105), March  2, 2023 (File No. 333-270241) and February  23, 2024 (File No. 333-277312) are incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	Date	Exhibit		File Number	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation.	8-K	10-9-18	3.1		001-38683

4.2	Amended and Restated Bylaws.	8-K	10-9-18	3.2		001-38683

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.						X

10.1	2018 Incentive Award Plan.	S-8	10-10-18	99.2	(a)	333-227762

10.2	Form of Stock Option Agreement under the 2018 Incentive Award Plan.	10-Q	8-7-24	10.2		001-38683

10.3	Form of Restricted Stock Award Agreement under the 2018 Incentive Award Plan.	S-1/A	9-21-18	10.9	(b)	333-227206

10.4	Form of Restricted Stock Unit Award Agreement under the 2018 Incentive Award Plan.	10-Q	8-7-24	10.3		001-38683

10.5	Forms of Performance-Based Restricted Stock Unit Award Agreement under the 2018 Incentive Award Plan.	10-Q	8-7-24	10.4		001-38683

10.6	2018 Employee Stock Purchase Plan.	S-8	10-10-18	99.3		333-227762

10.7	First Amendment to 2018 Employee Stock Purchase Plan.	10-K	3-29-19	10.4	(a)	001-38683

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.						X

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.						X

23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).						X

24.1	Power of Attorney (incorporated by reference to the signature page hereto).						X

107	Filing Fee Table.						X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California, on February 24, 2025.

Guardant Health, Inc.

By:	/s/ Michael Bell
Michael Bell
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Helmy Eltoukhy, AmirAli Talasaz and Michael Bell and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Helmy Eltoukhy Helmy Eltoukhy	Co-Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	February 24, 2025

/s/ AmirAli Talasaz AmirAli Talasaz	Co-Chief Executive Officer (Principal Executive Officer) and Director	February 24, 2025

/s/ Michael Bell Michael Bell	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	February 24, 2025

/s/ Ian Clark Ian Clark	Director	February 24, 2025

/s/ Vijaya Gadde Vijaya Gadde	Director	February 24, 2025

/s/ Meghan Joyce Meghan Joyce	Director	February 24, 2025

/s/ Steve Krognes Steve Krognes	Director	February 24, 2025

/s/ Manuel Hidalgo Medina Manuel Hidalgo Medina	Director	February 24, 2025

/s/ Roberto Mignone Roberto Mignone	Director	February 24, 2025

/s/ Myrtle Potter Myrtle Potter	Director	February 24, 2025

/s/ Musa Tariq Musa Tariq	Director	February 24, 2025